Exhibit 2.0

Asset Purchase Agreements

by and between

VIPR Industries Inc.

- and -

KINTI GROUP INC.
SET FORTH IN EXHIBIT A

(hereinafter referred to as the "‘SUBSCRIBERS")

dated

February 13, 2008 and November 24, 2007

Supplementary Agreement Amending The Agreement Between VIPR Industries Inc. and the Kinti Group With Respect To Asset Purchase Agreement Of November 24th 2007

Date: February 13, 2008

VIPR Industries Inc. and the Kinti Group Inc.,

Noting the Asset Purchase Agreement between, signed at Toronto on November 24. 2007, and

Having determined the need to adjust certain provisions of the Agreement,

Have agreed as follows:

Recital

For the purposes of this Supplementary Agreement:

(a) "the Agreement" means the Agreement between VIPR Industries and the Kinti Group Inc. with respect to the Asset Purchase Agreement, signed at Toronto, on November 24, 2007, as amended by the Supplementary Agreement Amending the Agreement between VIPR Industries Inc. and the Kinti Group Inc. with respect to the Asset Purchase, signed at Toronto on November 24, 2007;

Amendments

Section 3 of the Agreement is amended as follows:

Purchase Price and Payment. In consideration for the transfer to VIPR of the Assets as listed in Exhibit “A”, VIPR shall issue to KINTI GROUP INC. and/or its assigns up to a total of 30 (Thirty) Percent of the total issued and outstanding of VIPR Industries (formerly Synergy Media) of Restricted Common Stock (the “Purchase Price”) to be issued upon the completion of VIPR’s reverse split of its Shares of Common Stock. Such reverse split of the VIPR Shares of Common Stock was approved by VIPR’s shareholders at a Special Shareholders Meeting on November 16, 2007 and scheduled to become effective as of the opening of trading on February 3, 2008 or at the earliest possible date confirmed by the National Association of Securities Dealers (“NASD”) to update their quoting systems. 30% (Thirty Percent) shall represent an amount of 5,659,793 (Five Million Six Hundred Fifty Nine Thousand Seven Hundred Ninety Three) post split Shares of Common Restricted Stock of the total issued and outstanding. VIPR Industries shall have a total of 18,873,715 (Eighteen Million Eight Hundred and Seventy Three Thousand Seven Hundred and Fifteen) Common Shares after the Kinti Asset Purchase. The Shares shall be issued into the name of Kinti Group Inc. within five business days from the filing of an 8-K on Edgar outlining the Closing. As of the issuance date, the 5,659,793 (Five Million Six Hundred Fifty Nine Thousand Seven Hundred Ninety Three) Shares of Common Restricted Stock shall represent not less than 30 Percent of the total issued and outstanding Shares of Common Stock of VIPR. Both parties acknowledge that 30 (Thirty Percent) may possibly represent more or less than the estimated 5,659,793 (Five Million Six Hundred Fifty Nine Thousand Seven Hundred Ninety Three) Shares of VIPR Industries, but at all times shall not be less than 30 (Thirty) Percent of the total issued and outstanding. VIPR understands and acknowledges that said Shares of Common Restricted Stock may be distributed by KINTI to its shareholders. THE SECURITIES WHICH ARE THE SUBJECT OF THIS AGREEMENT ARE TO BE ISSUED UNDER SECTION 4(2) OF THE SECURITIES ACT AND HAVE NOT BEEN REGISTERED UNDER THE SECURITIES ACT OF 1933 (THE "1933 ACT"), NOR REGISTERED UNDER ANY STATE SECURITIES LAW, AND ARE "RESTRICTED SECURITIES" AS THAT TERM IS DEFINED IN RULE 144 UNDER THE 1933 ACT. THE SECURITIES MAY NOT BE OFFERED FOR SALE, SOLD OR OTHERWISE TRANSFERRED, EXCEPT PURSUANT TO AN EFFECTIVE REGISTRATION STATEMENT UNDER THE 1933 ACT, OR PURSUANT TO AN EXEMPTION FROM REGISTRATION UNDER THE 1933 ACT, THE AVAILABILITY OF WHICH IS TO BE ESTABLISHED TO THE SATISFACTION OF KINTI GROUP INC.

Section 8, subsection (a) (f) of the Agreement is Amended as follows

Representations and Warranties By VIPR. VIPR Represents and Warrants To Kinti, the following:

a). Organization.  VIPR is a corporation duly organized, validly existing, and in good standing under the laws of the State of Nevada, and has all necessary corporate powers to own properties and carry on a business, and is duly qualified to do business and is in good standing in the State of Nevada. All actions taken by the incorporators, directors, officers and shareholders of VIPR have been valid and in accordance with the laws of the State of Nevada. VIPR has undergone a change of corporate name and has obtained a new CUSIP number for that change of corporate name and reverse split of its Shares of Common Stock. After the VIPR common share restructuring, VIPR shall not have more than 18,873,715 (Eighteen Million Eight Hundred and Seventy Three Thousand Seven Hundred and Fifteen) Shares of Common Stock issued and outstanding, including the Kinti Shares. The Company is contemplating enacting a forward split of its stock within the coming months. Should this contemplated forward split of its Common Stock be enacted, VIPR warrants there shall not be more than 40 Million (Forty Million) shares total issued and outstanding once completed.

Insert Section 8, subsection (f) to the Agreement

f) Share Issuance Veto By Kinti. VIPR shall not issue any additional shares without receiving the approval from Kinti. Kinti shall not veto any issuances that are of a reasonable nature and required in order for the company to operate such as raising funds through Private Placements etc.

Section 9

Closing.  The closing of this transaction shall be deemed upon the execution of this Amending Agreement and of the filing of an 8K by VIPR on Edgar outlining the terms of the Agreement and by Kinti Group Inc. confirming its assets and representations.

Section 10, Subsection (a) of the Agreement is Amended as follows

Documents to be delivered subsequent to Closing by VIPR

As per Asset Purchase Agreement dated November 24, 2007 between VIPR Industries Inc. And Kinti Group Inc. as well as this Supplementary Amending Agreement dated February, 2008. SHARE CERTIFICATES shall be Issued to KINTI and/or any of its assigns representing 30 (Thirty) Percent of VIPR’s Total Issued and Outstanding as outlined in The Asset Purchase Agreement between VIPR Industries And Kinti Group Inc. dated November 24, 2007.

a) Kinti represents that its Singida Gold Concession rights and licenses are wholly owned and are the property of Kinti Group, and has the right and authority to transfer the said ownership pf the property to VIPR, but are in the formal process of having its licenses officially transferred to Kinti by the Tanzanian Government and its mining authority. Kinti Acknowledges that this process may take up to 60 days from the date of this executed supplementary and amending agreement to complete.

Section 11 of the Agreement is amended as Follows

11.	Documents to be delivered subsequent to Closing by KINTI

a)	A Bill of Sale transferring title of the Acquired Assets from KINTI to VIPR
b)	A legal and formal confirmation of the rights and or ownership on the properties, including location, duration and terms of licenses as well as options to renew.
c)	Confirmation that KINTI is currently able to conduct its day to day business in Tanzania and will continue to be represented in Tanzania once the Assets are purchased by VIPR.
d)	A simplified summary of the two properties including all geological testing and opinions to date, results, bordering properties, samples, maps and information on past and current geologists.
e)
All Assets listed in “Exhibit A”. Kinti represents and warrants that its Singida Gold Concession rights and licenses are wholly owned and are the property of Kinti Group, but in the formal process of having its licenses officially transferred to Kinti Group by the Tanzanian Government and its mining authority. Kinti Acknowledges that this process may take up to 60 days from the date of this executed supplementary and amending agreement to complete.

This supplementary Agreement shall enter into force on the date written on this Agreement.

a) On the entry into force of this Supplementary Agreement, any reference in the Agreement to "this Agreement" shall be taken to mean the Agreement as amended by this Supplementary Agreement.

b) The application of this Supplementary Agreement shall not result in any reduction in the amount of a benefit to which entitlement was established prior to its entry into force.

c) This Supplementary Agreement shall remain in force without any limitation on its duration.

d) In the event of the termination of the Agreement through the application of paragraph (1) of Article XXI thereof, this Supplementary Agreement shall also be terminated, with effect on the same day as the termination of the Agreement.

e) This Supplementary and Amending Agreement shall be read together with the Agreement of November 24, 2007, as amended, modified and supplemented by the terms and provisions of this Supplementary and Amending Agreement shall continue in full force and effect in accordance with the terms and provisions thereof and hereof.

IN WITNESS WHEREOF, the undersigned, being duly authorized thereto by their respective Entities, have signed this Supplementary Agreement.

Done in two copies at Toronto, this 14h day of February, 2008, both texts being equally authentic.

IN WITNESS WHEREOF, the undersigned have executed this Agreement on the date first above written.

KINTI GROUP INC.	VIPR INDUSTRIES, INC.

By: / s /: Gus F. Gualdieri	By: / s / Michael Gerstner
Gus Gualdieri	Michael Gerstner

ASSET PURCHASE AGREEMENT

THIS AGREEMENT is made and entered into this 24th day of November 2007, by and between VIPR INDUSTRIES, INC. (formerly known as SYNERGY MEDIA INC.) , a Nevada corporation (hereinafter “VIPR”), and KINTI GROUP INC. an Ontario Corporation and Tanzania Corporation (hereinafter “KINTI”).

WHEREAS, VIPR desires to acquire certain mining property leases owned by KINTI as defined in Paragraph 1 herein, on the terms and subject to the conditions hereinafter set forth, and;

WHEREAS, KINTI desires to sell such mining property leases to VIPR on the terms and subject to the conditions hereinafter set forth;

NOW, THEREFORE, IN CONSIDERATION of the premises and mutual representations, warranties, covenants and agreements contained herein, VIPR and KINTI do hereby agree as follows:

1.
Acquired Assets. VIPR shall acquire certain mining property leases owned by KINTI as described and listed in Exhibit “A” attached hereto (the “Assets”). KINTI agrees to sell the Assets to VIPR and VIPR agrees to purchase the Assets from KINTI.

2.
Liabilities Assumed. KINTI has stated that it has no liabilities and there are no assignments or liens against these Assets, and VIPR shall not assume any of the liabilities associated with the purchase of the Assets from KINTI.

3.
Purchase Price and Payment. In consideration for the transfer to VIPR of the Assets as listed in Exhibit “A”, VIPR shall issue to KINTI and/or its assigns up to a total of Twelve Million Shares (12,000,000) of Restricted Common Stock (the “Purchase Price”) to be issued as post split Shares of Restricted Common Stock shall be delivered upon the completion of VIPR’s reverse split of its Shares of Common Stock on a 1 for 2,500 basis. Such reverse split of the VIPR Shares of Common Stock was approved by VIPR’s shareholders at a Special Shareholders Meeting on November 16, 2007 and scheduled to become effective as of the opening of trading on December 3, 2007 or at the earliest possible date confirmed by the National Association of Securities Dealers (“NASD”) to update their quoting systems. Such 12,000,000 post split Shares of Common Restricted Stock shall be issued and delivered to KINTI within five business days from the effective date determined by the NASD. As of the delivery date, the 12,000,000 Shares of Common Restricted Stock shall represent not less than 30% of the total issued and outstanding Shares of Common Stock of VIPR. VIPR understands and acknowledges that said 12,000,000 Shares of Common Restricted Stock may be distributed by KINTI to its shareholders. THE SECURITIES WHICH ARE THE SUBJECT OF THIS AGREEMENT ARE TO BE ISSUED UNDER SECTION 4(2) OF THE SECURITIES ACT AND HAVE NOT BEEN REGISTERED UNDER THE SECURITIES ACT OF 1933 (THE "1933 ACT"), NOR REGISTERED UNDER ANY STATE SECURITIES LAW, AND ARE "RESTRICTED SECURITIES" AS THAT TERM IS DEFINED IN RULE 144 UNDER THE 1933 ACT. THE SECURITIES MAY NOT BE OFFERED FOR SALE, SOLD OR OTHERWISE TRANSFERRED, EXCEPT PURSUANT TO AN EFFECTIVE REGISTRATION STATEMENT UNDER THE 1933 ACT, OR PURSUANT TO AN EXEMPTION FROM REGISTRATION UNDER THE 1933 ACT, THE AVAILABILITY OF WHICH IS TO BE ESTABLISHED TO THE SATISFACTION OF KINTI GROUP INC.

4.
Closing and Delivery of Acquired Assets.  The closing of the transaction (the “Closing”) and undertaking of the delivery of the Assets and consideration for the Assets will take place upon execution of this Agreement (the “Closing Date”).

5.
Conveyance of Acquired Assets. The sale, conveyance, transfer, assignment and delivery to VIPR of the Assets, as herein provided, shall be effected by the execution of this Agreement, and if requested, by such bills of sale, endorsements, assignments and other instruments of transfer and conveyance as may be necessary to vest in VIPR the right, title and interest in and to the Assets, free and clear of all liens, claims, charges and encumbrances, except as otherwise provided in this Agreement.  Such documents may include, without limitation, a Bill of Sale and an Assignment of Rights.  KINTI shall, at Closing or at any time or from time to time after the Closing, upon request, perform or cause to be performed such acts, and execute, acknowledge and deliver or cause to be executed, acknowledged and delivered such documents as may be reasonably required or requested to effectuate the sale, conveyance, transfer, assignment and delivery to VIPR of any of the Assets or for the performance by KINTI of any of its obligations hereunder. Any future business with respect to the “Mining” business will only be conducted, following closing, with VIPR.

6.	KINTI’s Representations and Warranties. KINTI represents and warrants to VIPR, the following:

a)  Organization.  KINTI is a corporation duly organized, validly existing, and in good standing under the laws of the Province of Ontario, Country of Canada and Tanzania, and has all necessary corporate powers to own properties and carry on a business, and is duly qualified to do business and is in good standing in Ontario, Canada and Tanzania. All actions taken by the incorporators, directors, officers and shareholders of KINTI have been valid and in accordance with the laws of the State of Nevada, United States of American and the Province of Ontario, Canada

b)  Ontario, and Tanzanian Corporations KINTI is an Ontario, Canada corporation, and a Tanzanian Corporation, registered to carry on business in the countries of Canada and Tanzania, and will within forty-five days of the sale be current in all its filings with the appropriate governmental authorities. The Company is currently a privately held company.

c)  Ability to Carry Out Obligations.  KINTI has the right, power, and authority to enter into and perform its obligations under this Agreement. The execution and delivery of this Agreement by KINTI and the performance by KINTI of its obligations hereunder will not cause, constitute, or conflict with or result in (a) any breach or violation or any of the provisions of or constitute a default under any license, indenture, mortgage, charter, instrument, articles of incorporation, bylaw, or other agreement or instrument to which KINTI or its shareholders are a party, or by which they may be bound, nor will any consents or authorizations of any party other than those hereto be required; (b) an event that would cause KINTI to be liable to any party; or, (c) an event that would result in the creation or imposition or any lien, charge or encumbrance on any Asset of KINTI or upon the securities issued by VIPR being acquired by KINTI and or its assigns.

d)  Full Disclosure and Representations.  None of representations and warranties made by KINTI or in any certificate or memorandum furnished or to be furnished by KINTI contains or will contain any untrue statement of a material fact, or omit any material fact the omission of which would be misleading under the circumstances by which it was made. KINTI understands and acknowledges that all claims and results from its properties are to be authorized and confirmed by a reputable and certified geologist, meeting all Canadian industry standards

e)     Compliance with Laws.  To the best of its knowledge, KINTI has substantially complied with, and is not in material violation of any federal, provincial or local statute, law, rule and/or regulation.

f)       Title to Assets.  KINTI is the owner or licensee of, with all right, title and interest in and to the Assets, free and clear of any liens and encumbrances. KINTI is not contractually obligated to pay any compensation to any third party, nor is any third party otherwise entitled to any compensation, with respect to KINTI’s use of the Assets. To the best of KINTI’s knowledge, there is and has been no material unauthorized use, infringement or misappropriation of any of KINTI’s Assets by any third party, employee or former employee.

g)   Transfer of Rights by KINTI to VIPR.  KINTI, by way of this Agreement, does hereby transfer to VIPR, all of its interest in the Assets including, but not limited to, its worldwide rights in perpetuity to publish, market, advertise, promote, distribute, manufacture, sublicense, vend and otherwise use the Assets, beginning from the Closing Date. KINTI does hereby transfer 100% of the Assets and interests in perpetuity to VIPR, including title, ownership deeds, maps, business plans, hardware designs, copyrights and related intellectual property required to support the transfer of the Assets to VIPR.

h)  Use of Assets.  KINTI agrees that for so long as KINTI, its successors, heirs, executors, administrators and assigns, continues to provide sales, services and/or management support for its Assets both current and future, KINTI irrevocable grants VIPR, a license in perpetuity to sell, lease, rent and/or use the Assets within the normal course of its business.  KINTI further represents and warrants that within one year from the date of this Agreement that VIPR will have the ability to raise and deposit to their bank account, $1,000,000 USD (One Million US Dollars) based on the strength and value of the Assets acquired by means of a private placement and or other offering at a minimum share price of $0.25 per share.

7.
 Disclosure. No representation or warranty made by KINTI in this Agreement, nor any document, written information, statement, financial statement, certificate or exhibit prepared and furnished by Seller or its representatives pursuant hereto or in connection with the transactions contemplated hereby, when taken together, contain any untrue statements of a material fact, or omit to state a material fact necessary to make the statements or facts contained herein or therein not misleading in light of the circumstances under which they were furnished.

8.	Representations and Warranties of VIPR. VIPR represents and warrants to KINTI, the following:

a)   Organization.  VIPR is a corporation duly organized, validly existing, and in good standing under the laws of the State of Nevada, and has all necessary corporate powers to own properties and carry on a business, and is duly qualified to do business and is in good standing in the State of Nevada. All actions taken by the incorporators, directors, officers and shareholders of VIPR have been valid and in accordance with the laws of the State of Nevada. VIPR has undergone a change of corporate name and has obtained a new CUSIP number for that change of corporate name and reverse split of its Shares of Common Stock on a 1 for 12,500 basis. After the VIPR common share restructuring, VIPR shall not have more than 40,000,000 (forty million) Shares of Common Stock issued and outstanding, including the subject 12,000,000 Shares of Common Restricted Stock as a result of this acquisition of the KINTI Assets.

b)   Ability to Carry Out Obligations.  VIPR has the right, power, and authority to enter into and perform its obligations under this Agreement. The execution and delivery of this Agreement by VIPR and the performance by VIPR of its obligations hereunder will not cause, constitute, or conflict with or result in (a) any breach or violation or any of the provisions of or constitute a default under any license, indenture, mortgage, charter, instrument, articles of incorporation, bylaw, or other agreement or instrument to which VIPR or its shareholders are a party, or by which they may be bound, nor will any consents or authorizations of any party other than those hereto be required; (b) an event that would cause VIPR to be liable to any party; or, (c) an event that would result in the creation or imposition or any lien, charge or encumbrance on any Asset of VIPR or upon the securities of VIPR to be acquired by KINTI and or its assigns.

c)     Full Disclosure. None of representations and warranties made by VIPR or in any certificate or memorandum furnished or to be furnished by the VIPR contains or will contain any untrue statement of a material fact, or omit any material fact the omission of which would be misleading under the circumstances by which it was made.

d)  Compliance with Laws.  To the best of its knowledge and ability, VIPR has substantially complied with, and is not in material violation of any federal, state, or local statute, law, rule and/or regulation.

 e)  Title to Shares.  The Shares of Common Stock to be issued pursuant to this Agreement will be at closing, free and clear of all liens, security interests, pledges, charges, claims, encumbrances and restrictions of any kind. None of such Shares of Common Stock are or will be subject to any voting trust or agreement. No person holds or has the right to receive any proxy or similar instrument with respect to such shares and, except as provided in this Agreement, VIPR is not a party to any agreement which offers or grants to any person the right to purchase or acquire any securities of VIPR. There is no applicable local, state or federal law, rule, regulation, or decree which would, as a result of the issuance of the Shares of Common Stock, impair, restrict or delay any voting rights with respect to the Shares of Common Stock.

9.	Closing. The closing of this transaction shall take place at the VIPR’s office no later than November 24, 2007 or at such other time and place as the parties shall mutually agree.

10.	Documents to be delivered subsequent to Closing by VIPR

a) SHARE CERTIFICATES shall be delivered to KINTI representing VIPR’s 12,000,000 Shares of Restricted Common Stock registered in the name of KINTI and/or any of its assigns following delivery of all Assets to be wholly owned by VIPR, as per the terms set out in above.

11.	Documents to be delivered subsequent to Closing by KINTI

e)	A Bill of Sale transferring title of the Acquired Assets from KINTI to VIPR
f)	A legal and formal confirmation of the rights and or ownership on the properties, including location, duration and terms of licenses as well as options to renew.
g)	Confirmation that KINTI is currently able to conduct its day to day business in Tanzania and will continue to be represented in Tanzania once the Assets are purchased by VIPR.
h)	A simplified summary of the two properties including all geological testing and opinions to date, results, bordering properties, samples, maps and information on past and current geologists.

12.
Captions and Headings. The Article and paragraph headings throughout this Agreement are for convenience and reference only, and shall in no way be deemed to define, limit, or add to the meaning of any provision of this Agreement.

13.
No Oral Change.  This Agreement and any provision hereof, may not be waived, changed, modified, or discharged orally, but only by an agreement in writing signed by the party against whom enforcement of any waiver, change, modification, or discharge is sought.

14.
Non Waiver.   Except as otherwise expressly provided herein, no waiver of any covenant, condition, or provision of this Agreement shall be deemed to have been made unless expressly  in writing and signed by the party against whom such waiver is charged; and (i) the failure of any party to insist in any one or  more cases upon the performance of any of the provisions, covenants, or conditions of this Agreement or to exercise any option herein contained shall not be construed as a waiver or relinquishment for the future of any such provisions, covenants, or conditions; (ii) the acceptance of performance of anything required by this Agreement to be performed with knowledge of the breach or failure of a covenant, condition, or provision hereof shall not be deemed a waiver of such breach or failure; and, (iii)  no waiver by any party of one breach by another party shall be construed as a waiver with respect to any other or subsequent breach.

15.	Entire Agreement. This Agreement contains the entire Agreement and understanding between the parties hereto, and supersedes all prior agreements and understandings.

16.	Counterparts. This Agreement may be executed simultaneously in two counterparts, each of which shall be deemed an original, but all of which together shall constitute one and the same instrument.

IN WITNESS WHEREOF, the undersigned have executed this Agreement on the date first above written.

KINTI GROUP INC.	VIPR INDUSTRIES, INC.

By: / s /: Gus F. Gualdieri	By: / s / Michael Gerstner
Gus Gualdieri	Michael Gerstner

EXHIBIT “A”

KINTI GROUP INC.

LIST OF ASSETS

1.	MAP OF TANZANIA

2.	THE JONATHAN BILO KASHABANO REPORT ON THE SINGIDA GOLD MINING CONCESSIONS

3.	EIGHT GOLD MINING LICENCES IN SINGIDA

4.	MAP OF SINGIDA GOLD ANOMALY

5.	DRILLING RESULTS FROM AJACNT PROPERTY

6.	THE FADHIL MOSES REPORT ON THE MANYONI URANIUM PROSPECT

7.	URANIUM PROSPECTING LICENCE IN MANYONI

8.	URANIUM MAP

9.	AIRBORNE MAGNETIC SURVEY MAP

10.	AIRBORNE RADIOMERTRIC SURVEY MAP

11.	NUCLEAR GENERATING CAPACITY CHART

12.	URANIUM SUPLY AND DEMAND CHART